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                                   EXHIBIT 21

Subsidiaries of UST Corp.*

  USTrust (7)
  United States Trust Company (1)
  Affiliated Community Bancorp, Inc. (1)
  Cambridge Trade Finance Corp. (1)
  Firestone Financial Corp. (2)
  Firestone Financial Canada Ltd. (3)
  UST Leasing Corporation (2)
  UST Capital Corp. (4)
  UST Auto Lease Corp. (2)
  Bra-Prop Corp. (2)
  UST Realty Trust, Inc. (6)

* Each of the above subsidiaries of UST Corp. is a Massachusetts Corporation or trust company. Other than USTrust which does business under the names of both USTrust and USTrust Bank, each of the above entities does business only under its corporate name. The foregoing list does not include the names of inactive subsidiaries or the names of subsidiaries of banking entities which subsidiaries have been organized to hold foreclosed property or to hold securities as a Massachusetts Securities Corporation.

(1)Wholly-owned by UST Corp.

(2)Wholly-owned by USTrust.

(3)Wholly-owned by Firestone Financial Corp.

(4)Wholly-owned by United States Trust Company.

(5)Wholly-owned by UST Securities Corp.

(6)Organized as a wholly-owned subsidiary of Bra-Prop Corp.

(7)Owned 76% by UST Corp. and 24% by Affiliated Community Bancorp, Inc.